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                                    Exhibit A
                                                          FOR IMMEDIATE DELIVERY

For:  Richey Electronics, Inc.
      7441 Lincoln Way
      Garden Grove, California 92641

Contact:  William C. Cacciatore or Richard N. Berger
          714/898-8288


                            RICHEY ELECTRONICS, INC.
                 COMPLETES PRIVATE OFFERING OF CONVERTIBLE DEBT

          Garden Grove, California, March 25, 1996 -- Richey Electronics, Inc. (Nasdaq NNM:RCHY) announced today that it has completed the private sale of $5,755,000 in aggregate principal amount of the Company's 7% Convertible Subordinated Notes due March 1, 2006, to cover over-allotments in connection with its private offering of convertible debt. This completes the offering of Notes in the total aggregate principal amount (including over-allotments) of $55,755,000. The Notes are convertible into Richey common stock at a conversion price of $14.125 per share. The net proceeds from the sale of the Notes will be used to repay indebtedness.

          The Notes and the underlying common stock have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the Notes.

          Richey Electronics is a leading multi-regional, specialty distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services.